Exhibit 99.1

F.N.B. Corporation and Metro Bancorp, Inc. Shareholder Approvals - Merger Transaction

Joint Press Release

PITTSBURGH, PA and HARRISBURG, PA – January 14, 2016 - F.N.B. Corporation (NYSE: FNB) and Metro Bancorp, Inc. (NASDAQ: METR) today announced that, at their respective special meetings held today, the shareholders of Metro Bancorp, Inc. approved the Agreement and Plan of Merger (“Merger Agreement”) between F.N.B. Corporation and Metro Bancorp, Inc., and the shareholders of F.N.B. Corporation (“F.N.B.”) approved the issuance of F.N.B. common stock pursuant to the Merger Agreement.

As announced previously on August 4, 2015, under the terms of the Merger Agreement approved by the boards of directors of both companies, shareholders of Metro Bancorp, Inc. will be entitled to receive 2.373 shares of F.N.B. common stock for each common share of Metro Bancorp, Inc. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Metro Bancorp, Inc.

All regulatory approvals were received, and F.N.B. Corporation and Metro Bancorp, Inc. expect the merger to have an effective closing date of February 12, 2016.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states, including three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. F.N.B. has total pro-forma assets (with the proposed merger of Metro Bancorp, Inc.) of $19.8 billion and more than 300 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee. The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

About Metro Bancorp, Inc.

Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 32 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Central Pennsylvania, Metro Bank opened its first location in Camp Hill, Pa. in 1985, pioneering industry-changing conveniences in Central Pennsylvania including seven-day branch banking, free personal checking, free customer coin-counting machines and use of a prototype store design. Additional services include free instant-issue Visa debit cards, free online and mobile banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit www.mymetrobank.com.

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Analysts & Institutional Investor Contact

Matthew Lazzaro

Lazzaro@fnb-corp.com

724-983-4254

412-216-2510 (cell)

Media Contact

Jennifer Reel

reel@fnb-corp.com

724-983-4856

724-699-6389 (cell)